CHIMERIX

Exhibit 99.2

CHIMERIX.COM

November 29, 2023

Michelle LaSpaluto
1002 Perrymount Court
Apex, NC 27502

Dear Michelle,

Chimerix is pleased to confirm your continued employment in the role of Chief Financial Officer. This position reports to Michael Andriole, Chief Executive Officer. This Amended Offer Letter will be effective on December 1, 2023 (the "Transition Date").

The following are the terms of this offer:

Base Salary: Your per pay period base salary will be $16,875.00 (annualized, $405,000.00). Currently, paychecks are issued semi-monthly for a total of 24 pay periods per year. They are issued on the 15th and the last day of each month.

Stock Options: You will be granted an option to purchase 17,000 shares of Chimerix common stock. All stock option grants are subject to the vesting schedule and terms and conditions outlined in the Chimerix 2013 Equity Incentive Plan ("the Plan"). You will be issued a grant notice, option agreement and details of the Plan. Such shares shall vest over a period of four (4) years so long as you continue to provide services to the Company, from the vesting commencement date at the rate of 1/48 per month. The exercise price of the options to be granted will be equal to the closing per share price of Chimerix common stock (as determined by NASDAQ) on December 1, 2023.

Target Bonus: You will be eligible for an annual bonus of up to 40% of your base salary, based on the accomplishment of annual performance goals set by your manager, the Board of Directors or the Compensation Committee at their discretion.

Benefits: As an employee of Chimerix you will be eligible for comprehensive health and dental insurance benefits for yourself and your eligible dependents. Currently, employees contribute 20% of the Company's monthly premium for their elected coverages. You will

also be eligible for Company-paid term life insurance, short term and long-term disability insurance.

Additional benefits for which you will be eligible include: accrued vacation equal to Thirty (30) days per year and twelve (12) paid holidays per calendar year. You will also be eligible to participate in the Chimerix Employee Stock Purchase Plan and 401(k) Plan, subject to applicable eligibility requirements.

Severance: You will be eligible to participate in the Chimerix Officer Severance Benefit Plan (the "Severance Plan"). Under the Severance Plan, you would receive twelve (12) months of salary and benefits continuation in the event of a termination by Chimerix that is not in connection with a change of control. In addition, such a termination would result in twelve (12) months' forward acceleration of any unvested portion of the Option and any other equity awards then held by you. In the event of a termination by Chimerix or a successor in connection with a change of control of Chimerix, in addition to the twelve (12) months of salary and benefits continuation described above, you would receive a payment equal to your current target bonus, and the vesting of the Option and any other equity awards then held by you would be accelerated in full.

Chimerix is an at-will employer and as such your employment must be entered into voluntarily and for no specified period. As a result, you are free to resign or the company may terminate your employment at any time, for any reason, with or without cause. No one other than the CEO has the authority to alter this employment relationship, either verbally or in writing.

Please understand it is the policy of the Company not to solicit or accept proprietary information and/or trade secrets of other companies. If you have or have had access to trade secrets or other confidential, proprietary information developed by your former employer; the use of such information in performing your duties at Chimerix is prohibited. This may include, but is not limited to, confidential or proprietary information in the form of documents, magnetic media, software, customer lists, formulae and business plans or strategies. You will be required to continue to comply with Chimerix's standard Proprietary Information and Inventions Agreement which you signed on May 18, 2011.

CHIMERIX

If you accept this offer, the terms described in this letter, together with the other plans and agreements referred to in the letter, shall be the terms of your employment, provided, however, that your duties are performed in accordance with all standards and policies adopted by Chimerix. Your duties may change from time to time, depending upon the needs of Chimerix and your skills. This letter supersedes any prior agreements, representations or promises of any kind, express or implied, concerning your employment and it constitutes the full and complete agreement between you and Chimerix.

If the terms described herein are acceptable to you, please acknowledge your acceptance by signing below and returning the original to us in the envelope provided. Please keep a copy for your records.

With warm regards,

CHIMERIX, Inc.

Michael Andriole
Chief Executive Officer

Enclosures

Accepted:

Michelle LaSpaluto

11/30/2023
Date